Press Release	Source: Anadarko Petroleum

Anadarko Announces $2.3 Billion Capital Budget for 2003
Friday January 31, 8:08 am ET

HOUSTON--(BUSINESS WIRE)--Jan. 31, 2003--Anadarko Petroleum Corporation (NYSE:APC - News)

  North American development spending to increase 50 percent
  Adjusted volumes expected to increase 5 percent

The Board of Directors of Anadarko Petroleum Corporation (NYSE:APC - News) has approved a $2.3 billion capital budget for 2003 that should enable the company to grow production to 200 million barrels of oil equivalent (BOE), explore in a number of key basins and reduce debt. The company spent nearly $2.4 billion in 2002.

"The goal of this year's budget is to harvest the benefits of the work we've been doing over the last couple of years - and to set ourselves up for greater production and reserve growth in 2004," said John Seitz, Anadarko President and CEO.

"We recognize that this is a conservative budget, considering the commodity price trends we're seeing for the remainder of the year. Based on current NYMEX prices, it now appears that cash flow could be closer to $3 billion. But since so much of our activity is front-end loaded to the first half of the year, it makes sense to wait until mid-year to see if prices hold before we commit to a higher capital spending plan," Seitz said.

"Even at relatively modest price forecasts, Anadarko expects to have about $300 million of free cash flow, which we plan to use to strengthen the balance sheet by reducing debt. If we have additional cash, we have plenty of good opportunities to invest in growth projects," Seitz said.

Anadarko expects to operate an average of about 50 drilling rigs in North America during 2003 - compared with 38 during 2002. This program should enable Anadarko to increase production to about 200 million BOE. Taking into account the full-year effect of asset sales on 2002 volumes, this represents a 5 percent increase over last year.

Anadarko has allocated nearly $1.5 billion to worldwide development projects in 2003 - a 35 percent increase from last year - primarily for fields in the Gulf of Mexico, Western Canada, East and Central Texas, North Louisiana and Wyoming.

Approximately $381 million is earmarked for exploration in North America, the Middle East, North and West Africa and Australia - a 56 percent decrease from 2002 funding levels. Almost 70 percent of this year's exploration budget will be used to evaluate the company's previous investments in land and seismic.

The budget also includes $107 million for infrastructure and other construction projects and $337 million for capitalized interest and overhead.

"This year's program will be more development driven, particularly in the U.S. onshore and Canada," Seitz said. "With oil and gas prices so strong and drilling and oilfield service costs still fairly reasonable, it makes sense to tap our inventory of development locations.

"Capital spending in Algeria and Alaska will decline this year because we've largely completed major construction projects there. Our focus in these areas during 2003 will be exploration and additional development drilling," Seitz said.

"Despite the reduction in overall exploration spending this year, we still have substantial exposure to some very high-potential exploration opportunities, both in North America and internationally. We'll be spending a lot less on up-front activities such as lease acquisition than we did last year, however," he noted.

LOWER 48

A total of $672 million is budgeted for Lower 48 onshore development this year - a 50 percent increase from the prior year. In addition, $84 million is allocated for exploration.

Approximately $130 million is earmarked for the East Texas Bossier play, primarily for development of the Dowdy Ranch and Bald Prairie areas and for continued delineation and development of the Gregory and Louetta Parker discoveries. Forty-seven development and four exploration wells are planned for 2003 in the Bossier.

"The work we do this year around Gregory and Louetta Parker is extremely important, because if these turn out to be sizeable discoveries, the Bossier will remain one of our major areas of activity for many more years to come," Seitz said. "The 10 delineation wells we plan to drill in these discovery areas could set up a strong inventory of new locations for the next several years."

In North Louisiana, the company plans to spend $122 million to continue developing the Vernon field and delineate last year's Ansley discovery. Twenty-seven development wells and two exploration wells are planned in this area.

In the Giddings area of Central Texas, Anadarko plans to drill 60 development wells in 2003. This $130 million program includes additional delineation, development and recompletion drilling in the Austin Chalk formation and additional development in the Glen Rose/James Lime formation. The company also will continue its successful program of re-entering existing shallow wells and recompleting them to the Austin Chalk and deeper Buda and Georgetown formations. Continued infill drilling in the Brookeland field in the East Chalk area is planned.

Anadarko's $237 million overall program for Wyoming and other Western states is highlighted by new activities in enhanced oil recovery using CO2 injection and in coalbed methane production.

In preparation for the CO2 injection program start-up, approximately 33 new wells are planned in the Monell field, and a number of wells will be drilled, recompleted or reworked in the Salt Creek field, which Anadarko acquired through the purchase of Howell Corporation in late 2002. Included in the activities at Salt Creek will be a CO2 pilot project that will be used to optimize the upcoming field-wide CO2 flood. Also as part of this project, the company will build 158 miles of pipelines as part of a CO2 delivery system that will serve both Salt Creek and Monell.

In addition, a number of new wells, recompletions and workovers are planned in the Elk Basin field, which also was acquired last year.

The company plans to drill 100 coalbed methane wells in the County Line and Atlantic Rim fields, along with 30 wells in the Copper Ridge area of Wyoming this year.

In conventional development in the West, Anadarko plans to participate in 92 wells, half of which are non-operated wells in the Wamsutter field in Wyoming. The company also plans to purchase and expand a gas processing plant serving the Table Rock field, which will provide economic enhancement for additional development drilling opportunities in this field.

Two exploration wells are planned this year on the Land Grant using results from recently completed 2-D seismic surveys.

Overall, onshore Lower 48 production is expected to increase to 106 million barrels - an increase of 3 percent, adjusting for the effect of producing property sales during 2002.

GULF OF MEXICO

Approximately $460 million is budgeted for projects in the Gulf of Mexico, of which $363 million will go toward development and $98 million toward exploration. This development budget is more than double 2002 levels. And while the exploration budget will be considerably lower than in 2002, it will be more heavily focused on drilling this year.

Anadarko plans to drill as many as 10 exploration wells in the Gulf this year. Five are planned in deepwater acreage, three in subsalt, and two conventional shelf tests. The first deepwater well on the Jubilee prospect, which straddles the Central and Eastern Gulf, is expected to spud in the first quarter of 2003.

Development spending in the Gulf will increase by $188 million from 2002, as several key development programs get under way. Plans are being finalized for the Tarantula subsalt discovery at South Timbalier Block 308, which is expected to come on-line in late 2004. In total, 30 development wells are planned, including 18 conventional wells on the shelf, where the majority of production growth from the Gulf is expected to come on-line in 2003. In the subsalt shelf area, six development wells and recompletions are planned, including additional drilling at the Mahogany and Hickory fields and at the Tarantula discovery. In addition, six deepwater development wells are planned around the Marco Polo and K2 field discoveries. First production from Marco Polo is expected in early 2004.

Total production from the Gulf of Mexico is expected to increase by nearly 13 percent during 2003 to 22 million barrels.

CANADA

As part of an overall $363 million capital spending plan for Canada, Anadarko plans to drill 322 development wells and 43 exploration wells during 2003. This budget is roughly flat with 2002 and reflects similar spending allocations year-to-year between exploration and development. The company expects to operate more than 20 rigs during the winter drilling season this year.

Exploration focus will include the Fort Liard area of the southern Northwest Territories, where Anadarko expects to drill several wells this year, plus the Slave Point play, the Foothills, and the Peace River Arch area, where Anadarko is rapidly developing the Saddle Hills gas play.

Delineation drilling is planned in the Monkman area, where Anadarko and its partners last year announced a major gas discovery, and in the Foothills area.

Production from Canada is expected to be 33 million BOE in 2003 - an 11 percent increase over 2002 levels, adjusting for the effect of the sale of Canadian heavy oil properties in December 2002. Growth is expected primarily from development projects in the Wild River area of the Deep Basin, the Saddle Hills area and the Devonian Slave Point play.

ALASKA

As part of an overall $63 million exploration and development program for Alaska in 2003, Anadarko plans to test two prospects, including a potential satellite near the Alpine field and another well in the National Petroleum Reserve-Alaska. The company is also planning to conduct 400 square miles of 3-D seismic surveys north and south of the Alpine oilfield and 300 miles of 2-D seismic in the Brooks Range Foothills.

In addition, 16 development wells are planned as part of the ongoing Alpine field development. Net production from Alpine is expected to be 6 million barrels in 2003 - about the same as last year.

ALGERIA

Anadarko's 2003 Algeria program will focus on exploration and development drilling as part of a $98 million budget. This represents a $41 million decline in capital spending, as major construction projects at the HBNS and Ourhoud central processing facilities near completion.

Anadarko plans to drill or participate in a total of 42 wells to further develop the Ourhoud and Block 404 fields. Delineation drilling also will continue in Block 208, where initial engineering work will begin this year on a new central production facility.

Anadarko also expects to drill five exploration wells on Blocks 404 and 208, targeting TAGI and deeper zone potential.

Algerian net production is expected to be 23 million barrels - about the same as in 2002.

OTHER INTERNATIONAL

In other international activity, Anadarko plans to spend $139 million - primarily for ongoing development projects and for high-potential exploration drilling.

In Qatar, the company expects to increase gross production from the Al Rayyan oilfield to about 30,000 barrels a day by the fourth quarter of 2003.

In addition, Anadarko will drill or participate in seven exploration wells in Qatar, Oman, Gabon, Tunisia and Australia during the first half of 2003.

Average production volumes from these areas is expected to increase by almost 19 percent during 2003 to a combined 10 million barrels, primarily from increases in Qatar.

Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies. Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing strategic exploration programs in several other countries. More information is available at www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Anadarko discloses proved reserves that comply with the Securities and Exchange Commission's (SEC) definitions. Additionally, Anadarko may disclose estimated recoverable reserves, which the SEC guidelines do not allow us to include in filings with the SEC. See Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2001 Annual Report on Form 10-K.

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                    ANADARKO PETROLEUM CORPORATION
                           CAPITAL SPENDING
                       (in millions of dollars)

                                            2003 Budget   2002 Actual
                                            -----------   -----------
Exploration                                      381          866
Development                                    1,475        1,093
Gas Gathering and Other                          107           78
Capitalized Interest and E&D Costs               337          351
                                               -----        -----
Total                                          2,300        2,388

                                              Gas Gathering
               Exploration     Development      & Other       Total
               2003   2002    2003     2002    2003   2002  2003  2002
               ----   ----    ----     ----    ----   ----  ----  ----
Lower 48         84    211     672      445     39     17   795   673
Offshore         98    385     363      175      -      -   461   560
Canada          111    129     240      223     12      5   363   357
Alaska           32     87      31       25      -      -    63   112
Algeria          14     15      72      121     12      3    98   139
Other
 International   42     39      97      104      -      -   139   143
Other             -      -       -        -     44     53    44    53
Capitalized
 Interest
 & Overhead       -      -       -        -      -      -   337   351
              -----  -----   -----    -----  -----  ----- ----- -----
Total           381    866   1,475     1093    107     78 2,300 2,388

Contact:

     Anadarko Petroleum, Houston
     Media Contacts:
     Teresa Wong, 832/636-1203
     teresa_wong@anadarko.com
     or
     Anne Vincent, 832/636-8368
     anne_vincent@anadarko.com
     or
     Investor Contacts:
     Paul Taylor, 832/636-3471
     paul_taylor@anadarko.com
     or
     David Larson, 832/636-3265
     david_larson@anadarko.com
     or
     Stewart Lawrence, 832/636-3326
     stewart_lawrence@anadarko.com

Source: Anadarko Petroleum